Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
(952) 487-9500	Marian Briggs, (612) 455-1742
www.vitalimages.com	njohnson@psbpr.com/mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

CHIEF TECHNOLOGY OFFICER AND FOUNDER VINCENT J. ARGIRO
ANNOUNCES PLANS TO RETIRE FROM VITAL IMAGES

Argiro Will Serve As Consultant to the Company

MINNEAPOLIS – February 16, 2006 -Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, announced today that Vincent J. Argiro, Ph.D., chief technology officer and founder, has decided to retire from the company and its board of directors, effective May 4, 2006, the date of the annual shareholders’ meeting. Argiro, who founded Vital Images in 1988, has signed a consulting agreement with the company.

“We are all very grateful for Vincent’s many contributions,” said Jay D. Miller, Vital Images president and chief executive officer. “His strong interdisciplinary background in both the biological and computer sciences enabled him to bring together individuals and technologies to develop our core advanced visualization technology and its exceptional user-centered design.  Since Vincent started Vital Images almost 20 years ago, our company and the visualization industry have grown phenomenally. Indeed, without Vincent, Vital Images would not exist and, I would argue, the advanced visualization and analysis market would be significantly less mature. As much or more than any other company in diagnostic imaging, Vital Images has facilitated the advanced visualization renaissance.” Today Vital Images is announcing record quarterly revenue of $15.3 million and full-year revenue of $51.7 million in 2005.

Argiro said, “It has been one of my objectives from the first days of the company to grow it to the point where my own participation would no longer be necessary for its progress. That point has come. Jay and the entire executive team have a firm grasp on the reins and a solid complement of skills to bring to the next phase of this enterprise. I will certainly miss many aspects of the great culture we have created in the midst of a dynamic industry. Nonetheless, it is time for me to devote more time to my family, explore other talents and interests, and rededicate myself to the research in consciousness which originally inspired the founding of Vital Images.

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“I wish to thank all of the wonderful people—customers, partners, employees and shareholders—who together have brought me such fulfillment through their dedication to the aims of the company. I also want to thank our superb board of directors for the chance to serve the company with them. I look forward to watching the continued success of Vital Images for many years to come.”

Miller continued, “In addition to his technology expertise, Vincent long ago saw the need to attract management and engineering talent that could grow the business. We have a deep team in place to continue to move Vital Images forward.” Miller said Argiro’s responsibilities will be divided among several members of the executive team.

Argiro has been a pioneer and innovator in advanced visualization and analysis. He developed an interest in scientific visualization techniques as a biology major at Yale University. During his Ph.D. studies at Washington University, St. Louis, he learned scientific programming and developed an image processing system to aid his research.

For the first three years of the company’s existence, Argiro sold 3D software to academic biomedical researchers. In the early 1990s, Vital Images began selling its software converting 2D CT and MR images into 3D images for use by radiologists conducting biomedical research. Argiro and his team then developed Vitrea®, the company’s flagship software, for clinical use. In 1997, Vitrea received FDA marketing clearance and was introduced in the healthcare market.

Doug Pihl, Vital Images’ board chair, stated:  “On behalf of the company’s board of directors and over 180 employees, I want to thank Vincent for his tireless efforts. We will miss him but wish him the best as he pursues his wide-ranging interests.”

“Vincent has fostered an inclusive culture that rewards entrepreneurial drive, encourages an exchange of opinions and welcomes a range of complementary skills,” said Dick Perkins, principal of Perkins Capital Management and a long-time Vital Images board member. “His understanding of customer needs has led to solutions used by an ever-increasing number of physicians. Vital Images’ solutions are truly improving the practice of medicine.”

Over the last six years, Vital Images’ average annual revenue growth has exceeded 40 percent, and the company is profitable. The company has an installed base of more than 2,750 licenses and a growing international presence. In June, Argiro and Miller were named the co-winners of the Minnesota and Dakotas Ernst & Young Entrepreneur of the Year® 2005 Award in the life sciences category.

Vitrea® 2

Vitrea® 2 software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography), MR (magnetic resonance) and PET (positron emission tomography) image data. With this productivity-enhancing tool, physicians can easily navigate within these images to better understand and diagnose disease conditions. The Vitrea product addresses specialists’ needs through various software options for cardiac, colon, vessel probe and other applications. In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques. Other capabilities and partnerships with PACS (picture archiving and communications system) providers expand physicians’ access to Vitrea software throughout an enterprise.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions for use in clinical diagnosis and therapy planning. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

Vitrea® is a registered trademark and ViTALConnect™ is a trademark of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

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